Exhibit 5.1

Office:	+852 2801 6066
Mobile:	+852 9718 8740

Email: rthorp@tta.lawyer

Amber International Holding Limited

1 Wallich Street

#30-02 Guoco

Tower Singapore 078881

7 July 2025

Dear Sirs

Amber International Holding Limited

We have acted as Cayman Islands legal advisers to Amber International Holding Limited (the "Company") in connection with Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), connected with the offering by the Company of up to an aggregate principal amount of US$500,000,000 securities which may include Class A ordinary shares, par value US$0.001 per share, including American depositary shares each representing five (5) Class A ordinary shares ("Shares"), preferred shares ("Preferred Shares"), subscription rights ("Subscription Rights"), warrants ("Warrants") and units ("Units" and, together with the Subscription Rights and the Warrants, the "Non-Equity Securities" and together with the Shares and the Preferred Shares, the "Securities") or any combination of the Securities

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

We are furnishing this opinion letter as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.

2	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Certificate of Good Standing and the Director's Certificate, as to matters of fact, without further verification and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

We also assume that all necessary corporate action will be taken to authorise and approve any allotment and issuance of the Securities, the terms of the offering thereof and related matters, and that the agreements for Securities, the applicable definitive purchase, underwriting or other similar agreement(s), and any applicable supplements to the prospectus contained in the Registration Statement (the "Prospectus") (each, a "Prospectus Supplement"), will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto, no invitation has been or will be made by or on behalf of the Company to the public in Cayman Islands to subscribe for any of the Shares, and there is nothing under any law (other than the laws of Cayman Islands) would or might affect the opinions set out below.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	the authorized share capital of the Company is US$1,300,000 divided into 1,300,000,000 shares of a nominal or par value of US$0.001, of which 1,191,000,000 shares shall be designated as Class A ordinary shares, 109,000,000 shares shall be designated as Class B ordinary shares;

3.3	upon the due issuance of the Shares or the Preferred Shares, and payment of the consideration therefor as contemplated in the relevant agreement for Securities, the Registration Statement, the Prospectus, any amendment thereto and any Prospectus Supplement, and when duly registered in the Company’s register of members (shareholders), such Shares or Preferred Shares will be duly authorized, validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof);

3.4	upon the due execution, delivery and issuance of any Non-Equity Securities by the Company and payment of the consideration therefor as contemplated in the relevant agreements for Non-Equity Securities, the Registration Statement, the Prospectus, any amendment thereto and any Prospectus Supplement, such Non-Equity Securities will be duly authorized and executed, validly issued, duly delivered and constitute valid and binding obligations of the Company in accordance with the terms thereof; and

3.5	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the Certificate of Incorporation dated 3 February 2010;

2	the Certificates of Incorporation on change of name dated 13 March 2017 and 12 March 2025;

3	the register of directors of the Company;

4	the Tenth Amended and Restated Memorandum and Articles of Association of the Company as adopted by a special resolution passed on 3 January 2025 and effective 12 March 2025 (the "M&A");

5	the certificate of good standing of the Company dated 19 March 2025 issued by the Registry of Companies, Cayman Islands (the "Certificate of Good Standing");

6	a certificate from a Director of the Company addressed to Travers Thorp Alberga, a copy of which is attached hereto (the "Director's Certificate"); and

7	the Registration Statement.